Exhibit 99.1

Kaiser Aluminum Corporation Announces Closing of New Senior Notes Offering

FOOTHILL RANCH, Calif., November 26, 2019 (GLOBE NEWSWIRE) — Kaiser Aluminum Corporation (Nasdaq: KALU) announced today that it has closed its offering of $500.0 million aggregate principal amount of 4.625% senior notes due 2028 (the “notes”) in a private transaction that is exempt from the registration requirements of the Securities Act of 1933 (the “Act”). The notes are or will be guaranteed by each of Kaiser Aluminum’s existing and future domestic subsidiaries that is a borrower or guarantor under Kaiser Aluminum’s revolving credit facility.

The notes will pay interest semiannually at a rate of 4.625% per annum. The offering generated net proceeds of approximately $491.5 million, after deducting the initial purchasers’ discounts and estimated fees and expenses. Kaiser Aluminum intends to use the net proceeds from the offering of the notes to redeem all remaining amounts of its existing 5.875% senior notes due 2024, consisting of aggregate principal amount of $375.0 million and a redemption premium of approximately $16.5 million, and for general corporate purposes, which may include, among other things, capital spending, acquisitions and repurchases of its common stock.

The notes and the related guarantees have not been and will not be registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The notes were offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities, and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management’s strategies and decisions; (b) general economic and business conditions, including cyclicality and other conditions in the aerospace, automotive and other end markets Kaiser Aluminum serves; (c) developments in technology; (d) new or modified statutory or regulatory requirements; (e) changing prices and market conditions; and (f) other risk factors summarized in Kaiser Aluminum’s reports filed with the Securities and Exchange Commission, including Kaiser Aluminum’s Form 10-K for the year ended December 31, 2018. Kaiser Aluminum undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Kaiser Aluminum’s expectations.

CONTACT:	Investor Relations and Public Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum Corporation
(949) 614-1757